Exhibit 99.1

IDEAYA Biosciences Reports Financial Results for the Third Quarter 2026 and Provides a Business Update

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Data presented at ESMO 2026 collectively supports the potential of darovasertib to become a foundational new therapy across the treatment journey of uveal melanoma in both primary and metastatic disease, irrespective of HLA-A*02:01 allele status or line of therapy
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Completed NDA submission in Q3’26 to support the potential U.S. approval of darovasertib plus crizotinib in metastatic uveal melanoma
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Updated data from Hengrui-sponsored Phase 1 trial of IDE849 (DLL3 TOP1 ADC) presented at ESMO 2026 demonstrates robust anti-tumor activity and encouraging survival benefit in relapsed small cell lung cancer (SCLC) and neuroendocrine carcinomas (NEC); initial data from IDEAYA-sponsored global Phase 1/2 trial expected by the end of 2026 / early 2027
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IDEAYA R&D Day scheduled for November 16th to highlight preclinical data supporting rational combinations that exploit MTAP/CDKN2A deficiency in KRAS-mutant cancers
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$1.15 billion in cash, cash equivalents and marketable securities as of September 30, 2026; cash runway guidance into 2030 remains unchanged based on current operating plan

SOUTH SAN FRANCISCO, Calif., Nov. 3, 2026 /PRNewswire/ -- IDEAYA Biosciences, Inc. (Nasdaq: IDYA), a precision medicine oncology company committed to the discovery, development and commercialization of targeted therapeutics, today reported financial results for the third quarter ended September 30, 2026, and provided a business update.

“We are encouraged by the continued momentum at IDEAYA during the third quarter, marked by the successful completion of our first NDA filing for darovasertib in metastatic uveal melanoma,” said Yujiro S. Hata, Chief Executive Officer of IDEAYA. “We also provided multiple clinical data updates at ESMO on darovasertib to support its potential as a foundational therapy across the entire uveal melanoma treatment journey as well as updated data from IDE849, our DLL3 TOP1 ADC, in relapsed SCLC and NEC. Looking ahead, we are excited to share new preclinical data on our extensive MTAP/CDKN2A franchise in RAS-mutant cancers that provides the scientific rationale in support of the two clinical collaborations we established with Roche and Genentech.”

Selected Pipeline Developments and Corporate Updates

Darovasertib for Uveal Melanoma (UM)

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IDEAYA presented clinical data from two ongoing clinical trials in metastatic UM (mUM) at the 2026 European Society for Medical Oncology (ESMO) Congress in Madrid, Spain. The OptimUM-01 update focused on the Phase 2 expansion results in 101 HLA-A*02:01-positive patients, including both treatment naïve and 2L patients who received prior tebentafusp. The OptimUM-02 update builds on positive topline

Exhibit 99.1

data reported in June showing treatment naïve HLA-A*02:01-negative patients receiving darovasertib plus crizotinib (the darovasertib combination) had a meaningful and statistically significant improvement in median progression free survival (PFS) compared to investigator’s choice of therapy as determined by both blinded independent central review (BICR) and investigator assessment. Collectively, the data support the broad potential of the darovasertib combination to drive meaningful clinical benefits for patients with mUM, irrespective of HLA-A*02:01 allele status or line of therapy.
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During the third quarter IDEAYA successfully submitted a new drug application (NDA) to the U.S. Food and Drug Administration (FDA) to support a potential U.S. approval of the darovasertib combination in mUM under the Oncology Center of Excellence Real-Time Oncology Review (RTOR) program.
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In primary UM, IDEAYA provided follow-up data at ESMO 2026 from approximately 119 patients enrolled in the Phase 2 OptimUM-09 trial evaluating single-agent darovasertib as a neoadjuvant therapy. Consistent with prior results, >85% of patients treated with darovasertib experienced robust tumor shrinkage, resulting in a 57% eye preservation rate in the enucleation cohort and 74-79% of patients in the plaque brachytherapy cohort achieving a reduced predicted dose of radiation to critical eye structures including the fovea, disc center and lens.
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Due to ongoing site activation and enrollment challenges, IDEAYA has decided to stop enrollment and close the Phase 3 OptimUM-010 trial. This is expected to result in estimated cost savings of $100-125 million that the company will reallocate towards other high-value programs in its pipeline, including potential registrational trials for IDE849 and IDE892.
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IDEAYA is committed to enabling patient access to neoadjuvant darovasertib and plans to submit published data from OptimUM-09 to support potential inclusion in clinical practice guidelines. If successful, guideline inclusion is intended to provide evidence to support the potential clinical benefit of neoadjuvant darovasertib and may allow payor coverage for eligible patients in the United States.
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Following completion of a Type C meeting with the FDA earlier this year, IDEAYA and its partner, Les Laboratoires Servier (Servier), initiated a global Phase 3 registrational trial (OptimUM-011) to evaluate the darovasertib combination in the adjuvant setting of primary uveal melanoma. The trial is expected to enroll approximately 450 patients with increased risk of metastasis, irrespective of HLA status, randomized 1:1 to either 12-months of treatment with the combination or observation. The primary endpoint of the trial is relapse-free survival.

Antibody-drug conjugates (ADCs)

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IDE849 (DLL3 TOP1 ADC): IDEAYA’s partner, Jiangsu Hengrui Pharmaceuticals Co., Ltd. (Hengrui), provided a clinical update at ESMO 2026 from its Phase 1 trial in China

Exhibit 99.1

evaluating IDE849 in patients with relapsed SCLC and NEC. The data showed substantial anti-tumor activity together with more mature PFS results and encouraging survival outcomes, including median overall survival (OS) of 17.4 months in the 2L SCLC setting. The update also included data from 19 patients with other NECs, showing an ORR and confirmed ORR of 52.6% (10/19; 95% CI: 28.9–75.6) and 36.8% (7/19; 95% CI: 16.3–61.6), respectively, a median PFS of 7.0 months and nine-month OS rate of 82.4%. IDEAYA plans to provide the first clinical data from its global Phase 1/2 trial of IDE849 monotherapy in extensive-stage SCLC (ES-SCLC) and NEC by the end of 2026 or early in 2027.
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Following successful Type C meetings with the U.S. FDA, IDEAYA plans to initiate two Phase 3 registrational trials with IDE849 in ES-SCLC and NEC by year end.
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The ES-SCLC trial will enroll 400 patients with prior tarlatamab treatment, randomized 1:1 to IDE849 or investigator’s choice of therapy. The primary endpoint for accelerated approval will be ORR by BICR, and median OS for full approval. Secondary endpoints will include median DOR by BICR, PFS, and safety. Details of the design of the Phase 3 trial in NEC will be provided at a later date.
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IDE161 (PARG): IDEAYA is also evaluating a Phase 1 combination cohort of IDE849 with IDE161, a potential first-in-class poly(ADP-ribose) glycohydrolase (PARG) inhibitor in patients with ES-SCLC, NEC and other DLL3-overexpressing solid tumors. IDEAYA has previously shared preclinical data demonstrating the mechanism of action of IDE161 in combination with TOP1-payload based ADCs in driving enhanced anti-tumor activity.
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IDE034 (B7H3/PTK7 bispecific TOP1 ADC): IDEAYA plans to provide initial clinical data from its ongoing Phase 1 dose escalation trial in 2027, which is expected to include preliminary safety and efficacy data. IDE034 is a potentially first-in-class B7H3/PTK7 bispecific TOP1 ADC designed to be internalized only when its target antigens are co-expressed on the same tumor cell, which may enhance its selectivity and tolerability profile relative to monovalent antibody formats.

MTAP pathway

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IDE892 (PRMT5): monotherapy expansion has been initiated in the Phase 1 clinical trial evaluating IDE892 in MTAP-deleted solid tumors, with a focus on non-small cell lung cancer (NSCLC) and pancreatic ductal adenocarcinoma (PDAC). The expansion has been initiated at projected efficacious target human exposures where 24-hour target EC90 coverage has been achieved. The IDE892 maximum tolerated dose has not yet been reached in the ongoing dose escalation. Pursuant to the clinical collaboration announced with Roche in May, IDEAYA is also targeting initiation of a Phase 1 trial to evaluate IDE892 in combination with RG6505, Roche’s Phase 1 pan-RAS inhibitor, in MTAP-deleted, RAS-mutant PDAC by the end of 2026.
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In August, IDEAYA entered into a Clinical Supply Collaboration Agreement with Genentech to evaluate IDE892 in combination with RG6620, a Phase 1 KRAS

Exhibit 99.1

G12D inhibitor, in MTAP-deleted, KRAS G12D-mutant PDAC. Genentech will sponsor and conduct the trial and IDEAYA will provide clinical supply of IDE892.
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IDE397 (MAT2A): a Phase 1/2 combination cohort was initiated to evaluate IDE892 with IDE397, IDEAYA’s proprietary MAT2A inhibitor, in MTAP-deleted cancers. Expansion is planned by the first half of 2027 with an initial clinical focus on MTAP-deleted NSCLC. Dual inhibition of MAT2A and PRMT5 has demonstrated durable tumor regressions in several preclinical MTAP-deleted tumor models, including NSCLC.

KAT6/7

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IDE574 (KAT6/7): a Phase 1 dose escalation trial is underway in solid tumors including breast, prostate, colorectal and lung cancer. In October, IDEAYA dosed its first patient in a Phase 1 combination cohort of IDE574 with fulvestrant in estrogen receptor positive (ER+) metastatic breast cancer. IDE574 is a selective, equipotent dual inhibitor of both KAT6 and KAT7 which spares other structurally similar paralogs, including KAT5 and KAT8, which are required for normal cell function. KAT6 and KAT7 are epigenetic modulators of cell identity and lineage commitment programs that are corrupted by oncogenic transformation.

Corporate

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IDEAYA will host an R&D Day on November 16, 2026 in London, United Kingdom to present new preclinical data highlighting IDEAYA's precision medicine pipeline and the opportunity to exploit MTAP/CDKN2A deficiency to greatly enhance the anti-tumor activity of pan-RAS and mutant-specific RAS inhibitors in KRAS-mutant cancers. Dr. Frank McCormick, Professor of the Helen Diller Family Comprehensive Cancer Center, University of California, San Francisco will join members of the management team for the discussion. Topics will include multiple rational combination strategies to target the underlying tumor heterogeneity and adaptive plasticity in KRAS cancers including PDAC, NSCLC, and colorectal cancer.
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IDEAYA announced the promotion of Dr. Michael White, Ph.D. to President, Research and Development. Dr. White had served as Chief Scientific Officer at IDEAYA Biosciences since 2021. Prior to IDEAYA, Dr. White served as Chief Scientific Officer and Head of Tumor Biology at Pfizer, Inc., where he led cross-disciplinary groups in research and development to build an oncology small-molecule clinical pipeline focused on first-in-class therapies, culminating in numerous INDs and late-stage development programs. Prior to joining Pfizer, Dr. White had a prolific academic career of more than 20 years at UT Southwestern where he was a Professor of Cell Biology and founding Director of the Cancer Intervention and Prevention Discovery Program.

Third Quarter 2026 Financial Results

As of September 30, 2026, IDEAYA had cash, cash equivalents and marketable securities of approximately $1.15 billion, compared to $1.24 billion as of June 30, 2026. The decrease was

Exhibit 99.1

primarily driven by net cash used in operations. IDEAYA’s cash runway guidance into 2030 is unchanged based on the current operating plan.

Collaboration revenue for the three months ended September 30, 2026, totaled $10.2 million, compared to $8.9 million for the three months ended June 30, 2026. Collaboration revenue was recognized for the performance obligations satisfied through September 30, 2026 related to the research and development services that are recognized over time under the Servier exclusive license agreement for darovasertib. As of September 30, 2026, the remaining balance for the research and development services performance obligations is $139.8 million related to the clinical development cost reimbursements anticipated under the license agreement that will be recognized as IDEAYA collaboration revenue over time as the research and development services are completed.

Research and development (R&D) expenses for the three months ended September 30, 2026 totaled $121.6 million, compared to $108.7 million for the three months ended June 30, 2026. The increase was primarily driven by higher clinical trial and development costs and personnel-related expenses to support IDEAYA’s programs.

General and administrative (G&A) expenses for the three months ended September 30, 2026 totaled $26.3 million, compared to $22.5 million for the three months ended June 30, 2026. The increase was primarily due to higher personnel-related expenses to support company growth and darovasertib commercial preparation activities.

The net loss for the three months ended September 30, 2026, was $125.7 million compared to the net loss of $112.5 million for the three months ended June 30, 2026. Total stock-based compensation expense for the three months ended September 30, 2026, was $17.7 million compared to $16.7 million for the three months ended June 30, 2026.

About IDEAYA Biosciences

IDEAYA is a precision medicine oncology company committed to the discovery, development, and commercialization of transformative therapies to address unmet medical needs in cancer. The company integrates small-molecule drug discovery, structural biology and bioinformatics with extensive capabilities in identifying and validating translational biomarkers to develop potentially first-in-class targeted therapies for selected patient populations. IDEAYA has built a robust pipeline of targeted therapies focused on synthetic lethality and antibody-drug conjugates, or ADCs, including bispecifics, with the goal of improving clinical outcomes for patients with cancer.

Forward-Looking Statements

Exhibit 99.1

This release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding darovasertib’s development and potential clinical benefits, alone and in combination with crizotinib; the interpretation and potential implications of results from OptimUM-01, OptimUM-02 and OptimUM-09; the timing, conduct and outcome of the FDA’s review of the NDA for the darovasertib combination in metastatic uveal melanoma, including under the RTOR program, and the potential approval and commercialization of darovasertib; the design, enrollment, timing and potential results of OptimUM-011; the closure of OptimUM-010, the anticipated cost savings therefrom, and the reallocation of such resources to other programs; the timing of initial clinical data from the global Phase 1/2 trial of IDE849, the planned initiation, design, and endpoints of Phase 3 registrational trials of IDE849, and the potential of IDE849 in SCLC and NEC; the development, timing of data and potential of IDE161, IDE034, IDE892, IDE397 and IDE574, including planned combination cohorts, expansions and trial initiations; IDEAYA’s clinical collaborations; IDEAYA’s cash runway and the sufficiency of its cash, cash equivalents and marketable securities to fund its operating plan; the possibility of establishing a new standard of care; potential effects on eye preservation and visual outcomes; and future clinical studies and data presentations. These statements reflect current expectations and involve risks and uncertainties, and actual results may differ materially from those expressed or implied. Clinical findings may change with additional follow-up, and early results, small cohorts and subgroup analyses may not predict outcomes in larger or subsequent studies. Factors that could cause actual results to differ include, among others, risks related to drug development, regulatory review and approval, clinical trial site activation and enrollment, manufacturing, reliance on collaborations, commercialization, the sufficiency of IDEAYA’s capital resources, changes in IDEAYA’s operating plan and macroeconomic conditions. Additional information about risks is available in IDEAYA’s most recent Annual Report on Form 10-K for the year ended December 31, 2025, its Quarterly Report on Form 10-Q for the quarter ended September 30, 2026, and its other filings with the Securities and Exchange Commission. IDEAYA does not undertake to update these statements, except as required by law.

Investor and Media Contact

IDEAYA Biosciences
Joshua Bleharski, Ph.D.
Chief Financial Officer
investor@ideayabio.com

Exhibit 99.1

IDEAYA Biosciences, Inc.

Condensed Statements of Operations and Comprehensive Loss

(in thousands, except share and per share amounts)

	Three Months Ended		Nine Months Ended
	September 30, 2026	June 30, 2026	September 30, 2026	September 30, 2025
	(Unaudited)		(Unaudited)
Collaboration revenue	$10,242	$8,857	$25,660	$207,834
Operating expenses:
Research and development	121,576	108,689	325,991	228,105
General and administrative	26,298	22,459	68,135	44,472
Total operating expenses	147,874	131,148	394,126	272,577
Loss from operations	(137,632)	(122,291)	(368,466)	(64,743)
Interest income and other income, net	11,883	9,839	31,726	34,318
Net loss	(125,749)	(112,452)	(336,740)	(30,425)
Unrealized (losses) gains on marketable securities	(3,214)	(1,176)	(7,151)	1,240
Comprehensive loss	$(128,963)	$(113,628)	$(343,891)	$(29,185)
Net loss per share attributable to common stockholders, basic	$(1.22)	$(1.22)	$(3.56)	$(0.34)
Weighted-average number of shares outstanding, basic	102,944,175	92,061,452	94,620,638	88,452,395
Net loss per share attributable to common stockholders, diluted	$(1.22)	$(1.22)	$(3.56)	$(0.34)
Weighted-average number of shares outstanding, diluted	102,944,175	92,061,452	94,620,638	88,452,395

Exhibit 99.1

IDEAYA Biosciences, Inc.

Condensed Balance Sheet Data

(in thousands)

	September 30,	December 31,
	2026	2025
	(Unaudited)
Cash and cash equivalents and short-term and long-term marketable securities	$1,150,827	$1,049,685
Total assets	1,216,020	1,109,324
Total liabilities	123,957	86,390
Total liabilities and stockholders' equity	$1,216,020	$1,109,324